Exhibit 99.1

December 8, 2014

Contact:	Douglas J. Glenn
President and Chief Executive Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES LAUNCHES REDESIGNED WEBSITES TO ENHANCE CUSTOMER EXPERIENCE

Virginia Beach, Virginia, December 8, 2014:  Hampton Roads Bankshares, Inc. (the "Company") (Nasdaq:HMPR), the holding company for the Bank of Hampton Roads (“BHR”) and Shore Bank (“Shore”), today announced the launch of redesigned websites for BHR and Shore that feature fresh, new looks, enhanced navigation, and an intuitive design that will enable customers to access information easily and efficiently.  The Company previously launched a similarly redesigned website for its Gateway Bank Mortgage subsidiary as well as a new website for Shore Premier Finance.

"Our One Bank strategy is a state of mind and a customer service philosophy, so our new websites combine personal service and technology in a way that offers our customers the convenience, security and innovation they should expect from their bank," said Douglas J. Glenn, President and Chief Executive Officer of the Company and Chief Executive Officer of BHR.  "With customers increasingly engaging with us through our online and mobile platforms, we designed our new websites with a singular focus on delivering a consistent, exceptional experience and allowing customers to bank with us wherever and whenever they want."

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about the anticipated performance of the Company’s personnel and future trends and strategies. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Virginia Beach, Virginia. The Company’s primary subsidiaries are The Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”). The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, The Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as The Bank of Hampton Roads and Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Virginia, eastern Maryland, and southern Delaware through eight banking offices, ATMs, and loan production offices in West Ocean City, Maryland and Rehoboth Beach, Delaware. Through various affiliates, the Banks also offer mortgage banking services. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.